EXHIBIT 99.2 FOR IMMEDIATE RELEASE

RASER TECHNOLOGIES, INC. 5152 North Edgewood Drive Provo, Utah 84604 (801) 765-1200

RASER TECHNOLOGIES PROVIDES COMPANY UPDATE AND ANNOUNCES NYSE DEFICIENCY NOTICE AND ANNUAL STOCKHOLDER MEETING DATE

Provo, UT, April 28, 2010 -- Raser Technologies, Inc. (NYSE: RZ), an energy technology company announced today that it is nearing completion and start-up of the bottom cycle project at its Thermo No. 1 plant in southern Utah. The changes re-direct a portion of the geothermal water coming out of the top cycle units and run it through PureCycle units currently sitting idle, allowing additional temperature to be pulled out of the geothermal water and converted to electricity. Installation of the bottom cycle is expected to be complete by May 1, two weeks ahead of schedule. Commissioning and start up are expected to be complete in the first two weeks of May. Raser is also replacing the recirculation pumps on each of the 50 PureCycle units with more efficient pumps, with full replacement of all pumps expected by the end of May. The two projects should enhance overall plant output.

“We are pleased this project is wrapping up ahead of schedule,” said Raser CEO Nick Goodman. “As the new CEO, I am committed to making sure our future projects are tightly managed from both a resource and construction stand point.”

In addition, Raser has engaged a placement agent to monetize the remaining tax benefits from the Thermo No. 1 project with a new tax equity partner, replacing Merrill Lynch who was redeemed out of the project in December of 2009. The tax benefits result primarily from accelerated depreciation the Company is not in a position to fully utilize in the near term. The company believes the monetization could result in proceeds of up to $15 million. These proceeds would be in addition to the $33 million the project received early this year as part of the U.S. Treasury grant program for the benefit of Raser and its financing partners.

Raser also announced an update on its Controlled Equity Offeringsm . Since the Offering was announced on April 6, 2010, Raser has raised approximately $1.7 million or 7.8% of the total volume of shares trading during that period.

Raser also advises that its 30 trading day average closing share price on the New York Stock Exchange (“NYSE”) has fallen below the NYSE’s continued listing standard relating to minimum share price. The NYSE standard requires a minimum average closing price of $1.00 per share over a consecutive 30 trading-day period.

Under NYSE rules, the Company has notified the NYSE of its intent to cure the deficiency and has six months to bring its average share price back above $1.00. Raser’s common stock will remain listed on the NYSE, subject to compliance with other applicable NYSE continued listing requirements. Raser continues to be in full compliance with all other requirements of the NYSE and does not anticipate any changes in such compliance.

In addition, Raser also announced today that it will hold its 2010 annual meeting of stockholders on June 9, 2010 for stockholders of record as of April 19, 2010. The meeting will be held at 2:30 p.m. at the Provo Marriott Hotel and Conference Center, 101 West 100 North, Provo, Utah. Raser management continues to be confident it will enhance share price appreciation by executing its business plan.

About Raser Technologies

Raser (NYSE: RZ) is an environmental energy technology company focused on geothermal power development and technology licensing. Raser’s Power Systems segment is seeking to develop clean, renewable geothermal electric power plants and bottom-cycling operations, incorporating licensed heat transfer technology. Raser’s Transportation and Industrial segment focuses on extended-range plug-in-hybrid vehicle solutions and using Raser’s award-winning Symetron™ technology to improve the torque density and efficiency of the electric motors and drive systems used in electric and hybrid-electric vehicle powertrains and industrial applications. Further information on Raser may be found at: www.rasertech.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: our beliefs about preliminary drilling results; our beliefs about the potential for geothermal power generation on our leased properties; our beliefs about our ability to exploit the available geothermal resources; our beliefs about the expected timing relating to the development of our geothermal power projects; our beliefs about our ability to obtain adequate development funding; our beliefs about our ability to utilize our technology and other available technologies to produce electric power from the available resources; our ability to regain and maintain compliance with NYSE listing standards; and our beliefs about the geothermal market in general. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and our ability to compete in the industry; our ability to adapt our technology and third-party technology for the intended applications; our ability to secure necessary permits; the strength of our intellectual property; our ability to attract, train and retain key personnel; and such other risks as identified in our annual report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission, and all subsequent filings.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Raser Technologies, Inc. Issa Arnita Investor Relations (801) 765-1200 investorrelations@rasertech.com Hayden IR Cameron Donahue (651) 653-1854 cameron@haydenir.com